Exhibit 99.1

Lawsuit brought in the Superior Court of New Jersey captioned H. Alton Neff v. George Coates, Coates International, Ltd. et al has been dismissed with prejudice.

On February 13, 2007 an order signed by Edward M. Oles, J.S.C in the Superior Court of New Jersey, dismissed the complaint “with prejudice” titled H. Alton Neff, et al., Plaintiffs v. Coates International, Ltd., et al. Defendants. The Company is not party to any other litigation.